UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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Ohio Legacy Corp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OHIO LEGACY CORP
600 SOUTH MAIN STREET
NORTH CANTON, OHIO 44720

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

Notice is hereby given that the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of Ohio Legacy Corp will be held at 11:00 a.m., local time, on Tuesday, May 17, 2011, at Brookside Country Club, located at 1800 Canton Avenue Northwest, Canton, Ohio, for the following purposes:

1.	To elect three Class I directors to serve until the 2014 annual meeting of shareholders and until their successors are duly elected and qualified; and

2.	To act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record as of close of business on April 18, 2011 are entitled to receive notice of, and to vote at, the Annual Meeting.

Your vote is important.  Whether or not you expect to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided.

Thank you for your ongoing support of Ohio Legacy Corp.  We hope you can join us at the Annual Meeting.

By Order of the Board of Directors

/s/ Jane Marsh

Jane Marsh
Secretary

North Canton, Ohio
April 18, 2011

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 17, 2011

The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2010 Annual Report to Shareholders are available online at:
http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4051079&GKP=203217.

OHIO LEGACY CORP
600 SOUTH MAIN STREET
NORTH CANTON, OHIO 44720

PROXY STATEMENT

for the
Annual Meeting of Shareholders
to be held May 17, 2011

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Ohio Legacy Corp, an Ohio corporation (“we,” “us” or the “Company”), for use at the Annual Meeting of Shareholders to be held on Tuesday, May 17, 2011, at 11:00 a.m., local time, at Brookside Country Club, located at 1800 Canton Avenue Northwest, Canton, Ohio, and at any adjournment or postponement thereof (the “Annual Meeting”).  On or about April 18, 2011, this Proxy Statement and the accompanying proxy card are first being mailed (and made available electronically via the Internet) to our shareholders of record at the close of business on April 18,  2011.  The Company’s 2010 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, is being mailed together with this Proxy Statement (but is not part of the proxy solicitation materials and is not incorporated by reference into this Proxy Statement).

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the Annual Meeting, our shareholders will be asked to (1) elect three directors to serve for three-year terms expiring in 2014 and (2) act upon such other matters as may properly come before the Annual Meeting.

Recent Change in Control of the Company

As previously reported, on November 15, 2009, the Company and its wholly-owned subsidiary, Premier Bank & Trust, National Association (formerly known as Ohio Legacy Bank, National Association) (the “Bank”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Excel Financial, LLC (“Excel Financial”).  Under the terms of the Stock Purchase Agreement, Excel Financial agreed to purchase 15.0 million of the Company’s common shares at a price of $1.00 per share.  As a condition to Excel Financial’s purchase of the Company’s common shares, the Company agreed to sell a minimum of 1.5 million of its common shares to investors other than Excel Financial in a private offering, and to use its best efforts to sell an additional 1.0 million of its common shares in the same private offering, all at a purchase price of $1.00 per share.

On February 19, 2010, the Company closed (1) the sale of 15.0 million of its common shares, pursuant to the Stock Purchase Agreement, to Excel Bancorp, LLC (“Excel Bancorp”), the assignee of Excel Financial, at a price of $1.00 per share and (2) the sale of 2.5 million of its common shares to other local investors (including certain of the Company’s officers and directors) at a price of $1.00 per share.  The aggregate proceeds to the Company from the sales were $17.5 million.  Through its purchase of 15.0 million of the Company’s common shares, Excel Bancorp, which did not own any Company securities before the closing, acquired approximately 76% of the Company’s total outstanding common shares.  Excel Bancorp funded its purchase of the Company’s common shares through working capital.

The transactions contemplated by the Stock Purchase Agreement were approved by the Company’s shareholders at a special meeting of shareholders held on January 8, 2010.  Additional information regarding the Stock Purchase Agreement and the related transactions was set forth in the Company’s definitive proxy statement relating to the special meeting filed with the Securities and Exchange Commission (the “SEC”) on December 17, 2009.

Shareholder Voting Rights

Only those holders of record of our common shares at the close of business on April 18, 2011, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting.  At the close of business on the record date, there were 19,714,564 common shares issued and outstanding.  Each common share entitles the holder thereof to one vote on each matter to be voted upon by our shareholders at the Annual Meeting.

Registered Shareholders and Beneficial Shareholders

If our common shares are registered in your name directly with our transfer agent, IST Shareholder Services, you are considered, with respect to those common shares, the registered shareholder.  If our common shares are held for you in a brokerage account or by a bank or other holder of record, you are considered, with respect to those common shares, the beneficial shareholder.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to be voted at the Annual Meeting will constitute a quorum for the conduct of business at the Annual Meeting.  Common shares represented by properly executed proxy cards that are returned to us prior to the Annual Meeting will be counted toward the establishment of a quorum at the Annual Meeting, even though they are marked “Abstain” (on any or all applicable proposals) or “Withhold” (from any or all director nominees) or are not marked at all.  Broker non-votes will also be counted toward the establishment of a quorum at the Annual Meeting.  A broker non-vote occurs when a bank, broker or other holder of record holding common shares for a beneficial shareholder submits a proxy for the Annual Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial shareholder.

Excel Bancorp, who owned approximately 76% of our outstanding common shares as of the record date for the Annual Meeting, has advised the Company that it intends to be present, in person or by proxy, at the Annual Meeting.  Accordingly, a quorum for the conduct of business at the Annual Meeting is practically assured.

How to Vote

Registered shareholders may vote their common shares by completing, dating and signing the enclosed proxy card and returning it prior to the Annual Meeting in the envelope provided.  Registered shareholders may also attend the Annual Meeting and vote in person.  If you are a registered shareholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (1) giving written notice of revocation to our Secretary, (2) executing and returning a later-dated proxy card or (3) attending the Annual Meeting and voting in person.  Attending the Annual Meeting, by itself, will not revoke a previously delivered proxy.

Beneficial shareholders are able to instruct their broker, bank or other holder of record how to vote their common shares by following the voting instructions provided by their broker, bank or other holder of record.  Please contact your broker, bank or other holder of record to determine the means by which you can direct voting of your common shares at the Annual Meeting and the applicable voting deadlines.  Beneficial shareholders who wish to vote in person at the Annual Meeting will need to obtain a proxy from their broker, bank or other holder of record.  If you are a beneficial shareholder and you wish to revoke your proxy, you should follow the instructions provided to you by your broker, bank or other holder of record.

Subject to the revocation rights discussed above, all common shares represented by properly completed and executed proxy cards that are returned to us prior to the Annual Meeting will be voted in accordance with the instructions contained therein.  If no instructions are given (excluding broker non-votes), such common shares will be voted FOR the election of the director nominees identified in Proposal No. 1 and at the discretion of the persons named in the accompanying form of proxy on any other matters that may properly be brought before the Annual Meeting, to the extent permitted by applicable law.

Excel Bancorp, which owned approximately 76% of our outstanding common shares as of the record date for the Annual Meeting, has advised the Company that it intends to vote its common shares in favor of the election of each of the director nominees.  Accordingly, the election of the director nominees at the Annual Meeting is practically assured.

Proxy Solicitation Costs

The Company will pay the entire expense of preparing, assembling, printing and mailing this Proxy Statement, the form of proxy and any other materials used in the solicitation of proxies on behalf of the Board for the Annual Meeting.  In addition to mailing our proxy materials (and making our proxy materials available electronically via the Internet) to our shareholders, proxies may be further solicited in person or by telephone, e-mail or facsimile.  Directors, officers or employees of the Company or the Bank may assist with solicitations and will receive no additional compensation for their services.  The Company will also reimburse brokers, banks and other holders of record for their reasonable expenses in forwarding proxy materials to beneficial owners of the Company’s common shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2011

The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2010 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, are available online at:  http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4051079&GKP=203217.

For information on how to obtain directions to the Annual Meeting and vote in person, please contact Aubrey Merrill at (330) 224-2989 or aubrey.merrill@mypbandtbank.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The number of members of our Board of Directors has been fixed at eleven by action of the Board pursuant to the Company’s Code of Regulations.  The Board is divided into three classes with staggered three-year terms, consisting of (1) three Class I directors whose terms are set to expire at the Annual Meeting, (2) four Class III directors whose terms are set to expire at our 2012 annual meeting of shareholders and (3) four Class II directors whose terms are set to expire at our 2013 annual meeting of shareholders.  A director holds office until the annual meeting of shareholders for the year in which his or her term expires and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal from office.

At the Annual Meeting, shareholders will vote on the election of the three Class I director nominees identified below to serve for three-year terms expiring in 2014 and until their successors are duly elected and qualified or until their earlier death, resignation or removal.  The three nominees receiving the greatest number of votes will be elected as directors.  Withheld votes with respect to any nominee (or all of the nominees) and broker non-votes will have no effect on the election of such nominee(s).  Proxies cannot be voted for a greater number of persons than the number of nominees named below.

Each of the director nominees currently serves as a director of the Company and was recommended for election by Excel Bancorp, our majority shareholder.  Unless otherwise directed in your proxy, the common shares voted pursuant to your proxy will be voted FOR the election of the director nominees identified below.  All nominees have consented to be named in this Proxy Statement and have agreed to serve as directors if elected at the Annual Meeting.  In the event that any of the nominees becomes unable to serve or for good cause will not serve, the proxy holders reserve full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee(s) designated by the Board.  Biographical information for each director nominee and for each director who will continue in office after the Annual Meeting is set forth below under “Board of Directors.”

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each of the director nominees named below.

Nominees for Election as Directors at the Annual Meeting

Name	Age	Current Position with Company	Director Since
Louis Altman	42	Director	February 2010
Bruce A. Cassidy, Sr.	60	Director	February 2010
Frank P. Wenthur	65	Director	February 2010

BOARD OF DIRECTORS

Director Nominees for Election at the Annual Meeting

Class I Directors – Term ending in 2014

LOUIS ALTMAN (age 42)
Director since February 2010, Independent, Member of the Compensation Committee, the Corporate Governance and Nominating Committee, the Executive Committee and the Trust Committee of the Bank (Chairman)
Mr. Altman is currently a co-managing partner of the A. Altman Company, a full service real estate development firm for commercial, residential, office, medical and hotel properties.  He has been a partner of A. Altman Company since 1991 and a co-managing partner since 1999, where he is directly involved in all aspects of the business including acquisitions, site selection, development, financing, leasing, management and property disposition.  From 2002 to 2007, Mr. Altman served as a Regional Director for the Western Reserve Region of Sky Bank.  From 2006 to 2007, Mr. Altman served as a director of Sky Bank.  Mr. Altman provides the Board with a strong background in managing, developing and financing commercial real estate ventures as well as experience in having served as a director of a financial institution.  Mr. Altman is also a director of the Bank.

BRUCE A. CASSIDY, SR. (age 60)
Director since February 2010, Independent, Member of the Compensation Committee, the Corporate Governance and Nominating Committee and the Executive Committee
Mr. Cassidy, who is currently retired, was the founder of Excel Mining Systems LLC (“EMS”), a manufacturer of roof support systems for the mining industry located in Bowerston, Ohio.  Mr. Cassidy served as Chief Executive Officer of EMS from 1991 until its sale in 2007 to Orica Mining Services (“Orica”), an Australian-based company.  In 2008, Mr. Cassidy became President and Chief Executive Officer of Minova North & South Americas, a subsidiary of Orica, and served in that position until his retirement in December 2009.  Mr. Cassidy provides the Board with years of business management and governance experience.  Mr. Cassidy is also a director of the Bank.

FRANK P. WENTHUR (age 65)
Director since March 2010, Independent, Member the of Audit Committee (Chairman)
Mr. Wenthur, who is currently retired, has four decades of experience in financial and accounting positions with different industries, during which time he has held various positions in the field.  In 2009, Mr. Wenthur served as a consultant for Minova North & South Americas.  Prior to that time, from 1995 to July 2008, Mr. Wenthur was the Vice President and Chief Financial Officer for EMS.  Mr. Wenthur provides the Board with experience in a key financial role for a commercial business and with previous loan workout experience for a bank and several companies prior to his employment with EMS.  Mr. Wenthur is also a director of the Bank.

Continuing Directors

Class III Directors – Term ending in 2012

ROBERT F. BELDEN (age 63)
Director since 2000, Independent, Member of the Audit Committee
Mr. Belden is currently the President (a position he has held since 1995) and Chief Executive Officer (a position he has held since 2008) of the Belden Brick Company LLC, a company based in Canton, Ohio since 1885, and President and Chief Executive Officer of Belden Holding & Acquisition, Inc. since 2008.  From 1983 to 1995, Mr. Belden served as the Vice President of Marketing for the Belden Brick Company LLC.  Mr. Belden served as a director of Signal Corporation and Signal Bank, N.A. from 1988 to 1999.  Mr. Belden, who has served on the Board for over ten years, provides the Board with extensive knowledge of the Company’s history and operations in addition to his valuable business, executive management and corporate governance experience and background as a long-time director of a financial institution.  Mr. Belden is also a director of the Bank.

J. EDWARD DIAMOND (age 72)
Director since 2000, Independent, Member of the Compensation Committee, the Corporate Governance and Nominating Committee, the Executive Committee and the Trust Committee of the Bank
Mr. Diamond retired in 1986 from his position as Chairman of Glendale Oxygen Company, a supplier of cryogenic gases and welding supplies.  Since 1986, Mr. Diamond has been active as a private investor in the Canton, Ohio area.  Mr. Diamond, who has served on the Board for over ten years, provides the Board with extensive knowledge of the Company’s history and operations in addition to his knowledge of corporate governance issues, experience as an entrepreneur, involvement in community and non-profit organizations and background of navigating businesses through challenging economic times.  Mr. Diamond is also a director of the Bank.

HEATHER L. DAVIS (age 33)
Director since March 2010, Independent, Member of the Audit Committee
Ms. Davis is currently the Chief Financial Officer (a position she has held since January 2006) of Hammond Construction, Inc., a construction management and general contracting firm, where she prepares financial statements and tax returns and oversees and monitors the accounting department.  From September 2000 to December 2005, Ms. Davis served as a supervisor in the audit department of Bruner-Cox LLP, where she prepared corporate tax returns and managed and oversaw audits and reviews of company clients.  Ms. Davis has been a certified public accountant since June 2003.  Ms. Davis provides the Board with valuable knowledge of financial and accounting issues affecting the Company as well as several years of experience working as an accountant.  Ms. Davis is also a director of the Bank.

MICHAEL S. STEINER (age 64)
Director since March 2010, Independent, Member of the Trust Committee of the Bank
Mr. Steiner retired in 2009 as Vice President of Insurance at Huntington National Bank, a position he held since July 2007.  Mr. Steiner served as Vice President of Insurance of Sky Insurance, Inc. from 2005 until it was acquired by Huntington National Bank in 2007.  He previously served as President of Steiner Insurance Agency Inc. from 1986 until it was acquired by Sky Financial Group, Inc.  Mr. Steiner provides the Board with extensive experience as an entrepreneur and businessman within the Company’s market in addition to his background as a director of several profit and non-profit entities, including a large financial institution.  Mr. Steiner is also a director of the Bank.

Class II Directors – Term ending in 2013

RICK L. HULL (age 58)
Director since February 2010
Mr. Hull was appointed as President and Chief Executive of the Company and the Bank effective February 20, 2010.  From August 2009 until February 2010, Mr. Hull served as a consultant for Excel Financial and Excel Bancorp and assisted them in evaluating opportunities to directly or indirectly acquire a financial institution. From January 2006 to August 2009, Mr. Hull served as the President of the Akron/Canton Region of Huntington National Bank (formerly Sky Bank).  From January 1999 to December 2005, Mr. Hull served as the President of the Ohio Valley Region of Sky Bank.  Mr. Hull is admitted to practice law in the State of Ohio, and previously served as General Counsel of The Citizens Banking Company and maintained a private real estate and commercial law practice.  Mr. Hull provides the Board with nearly 30 years of experience in the commercial banking industry, including experience in an executive management capacity, and has extensive knowledge of legal compliance and corporate governance issues within the banking industry.  Mr. Hull is also a director of the Bank.

DENISE M. PENZ (age 42)
Director since February 2010
Ms. Penz was appointed as Executive Vice President and Chief Operating Officer of the Company and the Bank effective February 20, 2010. From July 2008 until February 2010, Ms. Penz served as a consultant for Excel Financial and Excel Bancorp and assisted them in evaluating opportunities to directly or indirectly acquire a financial institution.  From September 2000 to July 2008, Ms. Penz served as the Senior Vice President, Manager of Trust and Investment Services for the Ohio Valley Region of Huntington National Bank (formerly Belmont National Bank and Sky Bank), where she managed a staff of investment, trust and operational professionals in addition to maintaining client relationships. Ms. Penz provides the Board with several years of experience in the financial institutions and investment services industries, including experience in wealth management and strategic acquisitions.  Ms. Penz is also a director of the Bank.

WILBUR R. ROAT (age 64)
Director and Chairman of the Board since February 2010, Independent, Member of the Compensation Committee (Chairman), the Corporate Governance and Nominating Committee (Chairman) and the Executive Committee (Chairman)
Since June 2005, Mr. Roat has been a private investor and consultant in the banking industry.  From December 1999 to June 2005, Mr. Roat served as President and Chief Executive Officer and as a director of Belmont Bancorp. and Belmont National Bank.  From September 1994 to March 1999, Mr. Roat served as President and Chief Executive Officer of First Lehigh Bancorp and First Lehigh Bank.  Since September 2009, Mr. Roat has served on the board of directors of Northpointe Bank and Northpointe Bancshares.  Mr. Roat, who has served as President and Chief Executive Officer of three financial institutions, provides the Board with more than 30 years of management experience in the banking industry.  Mr. Roat is also a director of the Bank.

DAVID B. WURSTER (age 35)
Director since March 2010, Independent, Member of the Audit Committee
Since 1994, Mr. Wurster has served as the Chief Executive Officer of BookMasters, Inc., a leading book manufacturing and distribution company.  Mr. Wurster has many years of experience in handling financial matters for companies that he owns and provides the Board with a strong business background, extensive financial management experience and a unique perspective as an entrepreneur and businessman.  Mr. Wurster is also a director of the Bank.

INFORMATION REGARDING THE BOARD OF DIRECTORS,
ITS COMMITTEES AND CORPORATE GOVERNANCE

Director Independence

The Board has determined that nine of its eleven members (Messrs. Altman, Belden, Cassidy, Diamond, Roat, Steiner, Wenthur and Wurster and Ms. Davis,) qualify as independent directors under applicable rules of The NASDAQ Stock Market, Inc. (“NASDAQ”).  When determining whether a director meets the criteria for independence required by NASDAQ rules, the Board broadly considers all relevant facts and circumstances to determine whether the director has any relationship which, in the Board’s opinion, interferes with the exercise of independent judgment in carrying out the responsibilities of a director.  With respect to the nine independent directors, there are no transactions, relationships or arrangements not  requiring disclosure pursuant to Item 404(a) of Regulation S-K that were considered by the Board in determining that these individuals are independent under NASDAQ rules, except as described below.

In reviewing the independence of Messrs. Cassidy, Wenthur, Wurster and Altman, the Board considered that (1) Mr. Cassidy is the sole member of an entity that owns approximately 32% of the outstanding membership interests in Excel Bancorp, (2) Mr. Wenthur owns approximately 10% of the outstanding membership interests in Excel Bancorp, (3) Mr. Wurster owns approximately 6.7% of the outstanding membership interests in Excel Bancorp and (4) Mr. Altman owns approximately 6.7% of the outstanding membership interests in Excel Bancorp.  The Board also considered that each of Messrs. Cassidy, Wenthur and Altman serves on the board of managers of Excel Bancorp.  The Board concluded that, at this time, such directors’ relationships with, and/or ownership of, Excel Bancorp do not interfere with the exercise of their independent judgment in carrying out the responsibilities of a director of the Company.

Mr. Hull, who serves as our President and Chief Executive Officer, and Ms. Penz, who serves as our Executive Vice President and Chief Operating Officer, do not qualify as independent directors as a result of their service as executive officers of the Company.

The following individuals previously served as directors of the Company until their resignations from the Board effective February 19, 2010:  D. William Allen, Scott J. Fitzpatrick, D. Michael Kramer, Gregory A. Long, Daniel H. Plumly, Thomas W. Schervish and Melvin J. Yoder.  The resignations were a condition to the consummation of the closing of the Stock Purchase Agreement, and were not due to any disagreement with the Company.  During 2010, the Board determined that Messrs. Allen, Fitzpatrick, Long, Plumly, Schervish and Yoder qualified as independent directors under applicable NASDAQ rules.  With respect to these independent directors, there were no transactions, relationships or arrangements not requiring disclosure pursuant to Item 404(a) of Regulation S-K that were considered by the Board in determining that these individuals were independent under NASDAQ rules.  Mr. Kramer, who also served as our President and Chief Executive Officer until his resignation effective February 19, 2010, did not qualify as an independent director as a result of his service as an executive officer.

Board Meetings and Committees

The Board of Directors of the Company held eight meetings during 2010.  The Board of Directors of the Bank held eleven meetings during 2010.  Each of the directors attended at least 75% of the total number of meetings of the Board and the committees on which he or she served during 2010 (in each case, held during the period such director served).

The Board of Directors of the Company has four standing committees:  (1) the Audit and Compliance Committee (comprised of Mr. Belden, Ms. Davis, Mr. Wurster and Mr. Wenthur, who serves as its chairman); (2) the Compensation Committee (comprised of Mr. Altman, Mr. Cassidy, Mr. Diamond and Mr. Roat, who serves as its chairman); (3) the Corporate Governance and Nominating Committee (sometimes referred to as the “Nominating Committee”) (comprised of Mr. Altman, Mr. Cassidy, Mr. Diamond and Mr. Roat, who serves as its chairman); and (4) the Executive Committee (comprised of Mr. Altman, Mr. Cassidy, Mr. Diamond and Mr. Roat, who serves as its chairman).  Committee members are appointed by, and serve at the discretion of, the Board, and may be removed, with or without cause, by a majority vote of the Board.

Audit and Compliance Committee

The Audit and Compliance Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), operates pursuant to a written charter adopted by the Board.  A copy of the Audit and Compliance Committee Charter is available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com.  The Audit and Compliance Committee’s primary purpose is to assist the Board in fulfilling its responsibility for oversight of:  (1) the Company’s accounting and financial operating processes; (2) the quality and integrity of the Company’s financial statements; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent registered public accounting firm’s qualifications, performance and independence; and (5) the performance of the Company’s internal audit function.

The Audit and Compliance Committee’s responsibilities include:  (1) annually reviewing and approving the proposed scope of the Company’s internal audit; (2) reviewing and discussing the Company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm; (3) discussing with management and the independent registered public accounting firm the Company’s policies with respect to risk assessment and risk management; (4) reviewing with management and the independent registered public accounting firm the integrity of the Company’s financial reporting process; (5) reviewing the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements; (6) setting hiring policies for employees or former employees of the independent registered public accounting firm; (7) requiring that the Board review and approve all related person transactions; (8) establishing and overseeing policies and procedures to ensure that the Bank meets all regulatory and compliance mandates; and (9) reviewing, with the Company’s legal counsel, legal compliance matters, including Company securities trading policies, and any legal matters that could have a significant impact on the Company’s financial statements.  The specific responsibilities of the Audit and Compliance Committee are set forth in the Audit and Compliance Committee Charter.

Each member of the Audit and Compliance Committee qualifies as independent and is financially literate under applicable SEC rules and NASDAQ rules.  The Board has determined that Ms. Davis qualifies as an audit committee financial expert under applicable SEC rules by virtue of her background as a certified public accountant and her experience as a principal financial officer.  The Audit and Compliance Committee held eleven meetings during 2010.

The Audit and Compliance Committee is responsible for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for maintaining a process for receiving and investigating confidential, anonymous submission by employees of the Company or the Bank of concerns regarding questionable accounting or auditing matters.  Any such submissions, as well as any other communications from shareholders, may be made to the Chairperson of the Audit and Compliance Committee at the following address and phone number:  Ohio Legacy Corp, 600 South Main Street, North Canton, OH 44720, Attn: Audit and Compliance Committee Chairperson, (330) 499-1900.

Compensation Committee

The Compensation Committee’s purpose is to assist the Board in discharging its responsibilities with respect to compensation of the Company’s executive officers and directors and the administration of the Company’s incentive compensation plans.  The Compensation Committee operates pursuant to a written charter adopted by the Board.  A copy of the Compensation Committee Charter is available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com.  The Compensation Committee’s duties and authority include:  (1) approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and reviewing and approving the goals and objectives of executive officers as proposed by the Chief Executive Officer; (2) reviewing and evaluating the performance of the Chief Executive Officer and other executive officers and key employees of the Company in light of the goals and objectives of the Company and approving their annual compensation packages, including base salaries and bonuses, stock options and other stock-based incentives, variable pay amounts and variable pay metrics, based on these evaluations; (3) reviewing and approving or recommending to the Board executive incentive compensation plans and equity-based plans in which executive officers and members of the Board of Directors are eligible to participate; (4) supervising the administration of the Company’s incentive compensation and stock programs, and providing oversight with respect to the financial aspects of the Company’s benefit plans, including funding policies and investment performance; (5) reviewing and acting upon management proposals to designate key employees to participate in incentive compensation programs and approve new benefit plans; and (6) recommending to the Board the annual retainer fee and other compensation payable to non-employee directors.  The Compensation Committee has sole authority to retain and terminate compensation consultants, including the fees and other terms of their engagements, to advise on the evaluation and compensation of executive officers and directors.  The specific responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter.

Each member of the Compensation Committee qualifies as an “independent” director (under applicable NASDAQ rules), a “non-employee” director (for purposes of Rule 16b-3 under the Exchange Act) and an “outside director” (for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended).  The Compensation Committee held one meeting during 2010.

The Compensation Committee annually reviews and evaluates the performance of the Chief Executive Officer and other executive officers and determines the elements and amount of their compensation.  As part of its review and evaluation process, the Compensation Committee utilizes publicly-disclosed compensation information from community banks having similar asset sizes and levels of complexity as compared to the Company.  The Compensation Committee also has access and the opportunity to review the Crowe Horwath LLP Bank Compensation Survey, which annually details the compensation practices of over 500 community banks in over 30 states.  In addition, the Compensation Committee receives and reviews recommendations from the Chief Executive Officer as to the compensation levels of the other executive officers based on his review of peer group and industry compensation data and individual performance.  The Compensation Committee believes this input is valuable because of the Chief Executive Officer’s close work with the other named executive officers and management’s detailed knowledge of the Company’s business.  While the Chief Executive Officer and others may assist the Compensation Committee from time to time in discharging its duties, the Compensation Committee has sole authority to determine all elements of executive compensation and makes all final determinations regarding the compensation of the Company’s named executive officers.  The Compensation Committee does not currently retain compensation consultants to assist in determining executive compensation.  See the “Compensation of Executive Officers” section of this Proxy Statement for more information regarding the Company’s executive compensation program for the 2010 fiscal year.

Corporate Governance and Nominating Committee

The Nominating Committee operates pursuant to a written charter adopted by the Board.  A copy of the Nominating Committee Charter is available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com.  The duties of the Nominating Committee include:  (1) making recommendations regarding the size and composition of the Board, determining the appropriate committee structure of the Board and recommending Board committee assignments and any changes to such assignments; (2) establishing criteria for the selection of new directors to serve on the Board and identifying individuals qualified to become Board members; (3) making recommendations to the Board regarding appointing director nominees for the next annual meeting of shareholders or filling any vacancies on the Board; (4) overseeing the evaluation of the Board and the Board’s effectiveness in fulfilling its role, including making periodic recommendations for improving the Board’s effectiveness; (5) acting as a forum to hear special concerns relating to any substantive and material issues requiring the attention of non-employee directors; (6) developing and recommending to the Board a set of corporate governance principles applicable to the Company; and (7) developing and overseeing procedures for submissions of shareholder proposals and nominations for election to the Board.  The specific responsibilities of the Nominating Committee are set forth in the Nominating Committee Charter.

Each member of the Nominating Committee qualifies as independent under applicable SEC and NASDAQ rules.  The Nominating Committee held one meeting during 2010.

Executive Committee

Between meetings of the Board of Directors, the Executive Committee possesses and may exercise under the control and direction of the Board all of the powers of the Board related to the management and control of the business of the Company.  A copy of the Executive Committee Charter is available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com.  The Executive Committee held three meetings during 2010.

Trust Committee of the Bank

In April 2010, the Board of Directors of the Bank established the Trust Committee following the Comptroller of the Currency’s approval of the Bank’s application to commence fiduciary powers.  The Board of Directors of the Bank assigned to the Trust Committee the responsibility for the proper exercise of the fiduciary powers of the Bank, including its policies, the investment and disposition of property held in a fiduciary capacity and the direction and review of the actions of the officers and employees of the Trust Department of the Bank.  The Trust Committee is comprised of Mr. Steiner, Mr. Diamond and Mr. Altman, who serves as its chairman.  The Trust Committee held eight meetings during 2010.

Director Qualifications and Nominations

The goal of the Nominating Committee is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Although the Nominating Committee has not adopted specific minimum criteria for director nominees, the Nominating Committee considers the following factors when evaluating nominees:  (1) the appropriate size and composition of the Board; (2) specific needs of the Company with respect to the particular talents and expertise of its directors; (3) the judgment, knowledge, skill, independence, diversity, strength of character and experience of nominees, including experience in business, finance, administration or public service, in light of prevailing business conditions and the qualifications, characteristics and experience already possessed by other members of the Board; (4) experience with accounting rules and practices and the financial services industry; and (5) the desire to balance the benefit of continuity with the fresh perspective provided by new members.  The Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees.  However, the Nominating Committee considers diversity, including diversity of gender, race and ethnicity, education, professional experience, viewpoints, backgrounds and skills.  The Nominating Committee does not assign a specific weight to particular factors and, depending on the current needs of the Board, the Nominating Committee may weigh certain factors more or less heavily.  The Nominating Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would materially interfere with performance as a director.

The Board, taking into account the recommendations of the Nominating Committee, selects the nominees for election as directors at our annual meetings of shareholders.  The Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination.  If any member of the Board does not wish to continue in service, or if the Nominating Committee decides not to nominate a member for re-election, the Nominating Committee first considers the appropriateness of the size of the Board.  If the Nominating Committee determines the Board seat should remain and a vacancy exists, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the factors described above.  The Nominating Committee considers candidates for the Board from any reasonable source, including recommendations from existing Board members or shareholders, and does not evaluate candidates differently based on who has made the recommendation.  Excel Bancorp, the Company’s majority shareholder, provides recommendations to the Nominating Committee each year with respect to the nominees for election as directors at our annual meeting of shareholders.  Pursuant to its charter, the Nominating Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm.  To date, the Nominating Committee has not utilized or paid a third party to assist in the process of identifying and evaluating director candidates.

Nominations of candidates for election as directors of the Company may be made at a meeting of the Company’s shareholders by or at the direction of the Board, a committee or other person appointed by the Board or any shareholder of the Company entitled to vote for the election of directors who complies with the notice procedures set forth in the Company’s Code of Regulations.  Nominations by shareholders are to be made pursuant to timely notice in writing to the Secretary of the Company.  To be considered timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.  Shareholder nominations must be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected, and set forth:

(a)	as to each person who is not an incumbent director whom the shareholder proposes to nominate for election as a director:

(i)	the name, age, business address and residence address of such person;

(ii)	the principal occupation or employment of such person;

(iii)	the class and number of shares of the Company which are beneficially owned by such person; and

(iv)
any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation); and

(b)	as to the shareholder giving the notice:

(i)	the name and record address of such shareholder; and

(ii)	the class and number of shares of the Company that are beneficially owned by the shareholder.

Corporate Governance Standards

The Board operates pursuant to written Corporate Governance Standards which are intended to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance.  The Corporate Governance Standards address the following issues:  (1) duty of loyalty; (2) conduct of Board meetings; (3) executive sessions; (4) access to senior management; (5) composition of the Board, including Board size, director independence and selection of director candidates; (6) Board compensation review; (7) assessing Board performance; (8) Board committees, including committee charters and membership; (9) director responsibilities; (10) term limits; (11) succession planning and leadership development; (12) strategic plan; and (13) evaluation of the Chief Executive Officer.  The Board, with the assistance of the Corporate Governance and Nominating Committee, periodically reviews the Corporate Governance Standards to ensure they are in compliance with all applicable requirements.

Code of Business Conduct and Ethics

The Board has adopted and implemented (1) a Code of Ethics for Senior Financial Officers, (2) a Director Code of Conduct and a (3) Code of Business Conduct and Ethics for all employees of the Company and the Bank.  These documents, which were adopted to assist our employees and directors in understanding and carrying out our mandate for honesty, integrity and high standards of ethical conduct, are available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com.  We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of these documents that relate to elements listed under Item 406(b) of Regulation S-K and apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website.

Executive Sessions

Pursuant to the Company’s Corporate Governance Standards, the Company’s non-management directors meet separately as a group (without management present) at least once every other Board meeting, and the Company’s independent directors meet separately as a group (without management or inside directors present) at least twice per year.  During 2010, the Company’s non-management directors (each of whom was also an independent director) held seven meetings.

Shareholder Communications with the Board of Directors

The Board believes that it is important for shareholders to have a process by which to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board or a particular director may do so by sending a letter to Ohio Legacy Corp, 600 South Main Street, North Canton, Ohio 44720, c/o Secretary.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.”  All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors.  The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

The Company’s Code of Regulations contains requirements specifying the information required to be submitted to the Company and the applicable timelines in connection with submitting shareholder nominations of director candidates and shareholder proposals for consideration at shareholder meetings.  Requirements relating to shareholder nominations of director candidates are discussed above under “—Director Qualifications and Nominations.”  Requirements relating to shareholder proposals for consideration at shareholder meetings are described below under “Shareholder Proposals for the 2012 Annual Meeting of Shareholders.”

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by our directors at annual meetings of shareholders. However, directors are encouraged to attend annual shareholder meetings and have historically done so.  All of the individuals then serving as directors, except for Mr. Steiner, attended the Company’s 2010 Annual Meeting of Shareholders.

Board Leadership Structure

The Board has determined that the most effective leadership structure for us at the present time is for the positions of Chief Executive Officer and Chairman of the Board to be held by different people.  The Board believes that having an independent director serve as Chairman of the Board is in the best interest of our shareholders and recognizes the differences between the roles of Chief Executive Officer and Chairman.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.  The Board believes that separation of these offices provides focused leadership at the Board level that is independent of management.  The Board further believes that its current leadership structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.  The Board periodically reviews our leadership structure and retains the authority to modify the structure, as and when appropriate, to best address the Company’s characteristics or circumstances.

Board of Director’s Role in Risk Oversight

Under our risk management program, management is responsible for identifying and managing risk and bringing to the Board’s (or the applicable committee’s) attention the most material risks affecting the Company.  Management reviews a wide range of risks that could affect the Company, including operational, financial, legal, regulatory, strategic and reputational risks.  The Board has ultimate oversight responsibility for our risk management program and carries out its responsibility directly and through its committees, primarily the Audit and Compliance Committee.  Pursuant to its charter, the Audit and Compliance Committee discusses with management and the Company’s independent registered public accounting firm the Company’s policies with respect to risk assessment and risk management and provides regular reports to the Board regarding the committee’s considerations and actions.  In carrying out their oversight responsibilities, the Board and the Audit and Compliance Committee receive regular reports from the appropriate members of management regarding any material risks that have been identified, including how those risks are being managed and strategies for mitigating those risks.  In addition, the Compensation Committee oversees risks related to our compensation policies and practices, and the Nominating Committee oversees risks related to the composition and operation of the Board, including director independence and potential conflicts of interest.  The Chairman of the Board also serves on a credit committee with management that reviews the Bank’s criticized assets quarterly. We believe our enterprise-wide risk management program enables management and the Board to coordinate risk oversight efforts to ensure that material risks are identified, evaluated, monitored and controlled.

COMPENSATION OF DIRECTORS

The Board of Directors annually reviews and determines the compensation for our non-employee directors, taking into account the recommendations of the Compensation Committee.  In connection with its review and determination, the Board and the Compensation Committee consider information and reports provided by management, the compensation paid to the non-employee directors of companies within our peer group, past compensation practices and the current facts and circumstances relating to our business.

Each director of the Company also serves as a director of the Bank.  All fees for Board and committee service are paid by the Bank.  The Company presently pays no compensation to its directors for their service on the Board or committees of the holding company, although it may choose to do so in the future.  Directors who are also employees of the Company or the Bank receive no additional compensation for their service on the Board of Directors or committees of the Company or the Bank.

Effective August 1, 2009, the Company eliminated payment of fees for attendance at Board and committee meetings.  On March 16, 2010, the Board, upon the recommendation of the Compensation Committee, approved changes to the compensation program for the Company’s non-employee directors, pursuant to which payment of compensation to the non-employee directors for service on the Bank’s Board of Directors and certain committees resumed effective May 1, 2010.

The following table details the fees paid to each non-employee director for attendance at meetings of the Bank’s Board of Directors and certain committees during 2010 following reinstatement of fees in May 2010:

	Bank Board of Directors	Joint Company and Bank Audit and Compliance Committee	Bank Trust Committee
Non-employee director attendance fee per meeting	$500	$250	$250

In addition to receiving the attendance fees set forth in the table above, the Chairman of the Board of Directors of the Bank, the Chairman of the Audit and Compliance Committee and the Chairman of the Trust Committee receive an annual retainer fee paid in quarterly installments at the beginning of each quarter as follows:

Annual Retainer Fee
Chairman of the Board of Directors of the Bank	$5,000
Company/Bank Audit and Compliance Committee Chairman	$2,500
Bank Trust Committee Chairman	$2,500

Non-employee directors are also eligible to receive awards under the Company’s 2010 Cash and Equity Incentive Plan (the “2010 Incentive Plan”).  All awards granted under the 2010 Incentive Plan are made at the discretion of the Compensation Committee.  On July 9, 2010, Wilbur R. Roat, the Chairman of the Board, received an incentive stock option award covering 75,000 common shares under the 2010 Incentive Plan.  See footnote (1) to the 2010 Director Compensation Table below for additional information regarding this award.

2010 Director Compensation Table

The following table summarizes the total compensation paid to each of the Company’s current non-employee directors during 2010.  The Company’s former non-employee directors who resigned from the Board effective February 19, 2010 are not included in the table because they did not receive any compensation for their services as directors of the Company or the Bank during 2010.  Mr. Hull, Ms. Penz and Mr. Kramer (who resigned as a director and executive officer of the Company effective February 19, 2010) are not included in this table because each was an employee of the Company during 2010 and received no additional compensation for service as a director.  The compensation received by Mr. Hull, Ms. Penz and Mr. Kramer as employees of the Company are shown in the “2010 Summary Compensation Table” below.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
Louis Altman	7,625		7,625
Robert F. Belden	6,000		6,000
Bruce A. Cassidy, Sr.	3,000		3,000
Heather L. Davis	5,000		5,000
J. Edward Diamond	5,750		5,750
Wilbur R. Roat	7,750	58,500	66,250
Michael S. Steiner	5,250		5,250
Frank P. Wenthur	7,375		7,375
David B. Wurster	5,500		5,500

(1)
On July 9, 2010, the Compensation Committee granted a nonqualified stock option award to Mr. Roat covering 75,000 common shares pursuant to the 2010 Incentive Plan.  The stock options vest in five equal annual installments beginning July 9, 2011, subject to Mr. Roat’s continued service as a director of the Company on the applicable vesting date, and expire on July 8, 2020.  The stock option award was granted to Mr. Roat in consideration and recognition of his role and efforts in advising Excel Financial and Excel Bancorp regarding their investment opportunities for banks and bank holding companies, which culminated in the Company’s sale of 17.5 million common shares to Excel Bancorp and other local investors in February 2010, resulting in aggregate proceeds to the Company of $17.5 million.  In addition, the award was granted to Mr. Roat to further align his interests with the interests of the Company’s shareholders and for retention purposes.

The amount shown in the table reflects the aggregate grant date fair value of Mr. Roat’s stock option award computed in accordance with FASB ASC Topic 718.  The fair market value of options granted to Mr. Roat was determined using the Black-Scholes option valuation model and the following weighted-average assumptions as of the grant date:  risk free interest rate equal to 1.83%; expected term of 6.5 years; expected price volatility of 0.298; and a dividend yield of 0%.

As of December 31, 2010, none of the Company’s non-employee directors held any outstanding stock awards or option awards, except for Mr. Roat, who held stock options covering 75,000 common shares (all of which were unvested).  As a condition to the consummation of the closing of the Stock Purchase Agreement, all outstanding options and warrants held by the Company’s directors were cancelled and extinguished without consideration effective February 19, 2010 pursuant to stock option and warrant cancellation and surrender agreements between the Company and each of the directors.

EXECUTIVE OFFICERS

The current executive officers of the Company are Rick L. Hull, Denise M. Penz and Jane Marsh.  Biographical information with respect to the executive officers is set forth below.  The Company’s executive officers are elected by, and serve at the pleasure of, the Board.  Prior to Excel Bancorp’s acquisition of control of the Company, Mr. Hull, Ms. Penz and Ms. Marsh had each been providing services to Excel Financial and Excel Bancorp with the understanding that, in the event Excel Financial or Excel Bancorp acquired a financial institution, they would each be elected as officers of the acquired institution.

Current Executive Officers

RICK L. HULL, age 58, was appointed as the President and Chief Executive Officer of the Company and the Bank effective February 20, 2010.  His biographical information appears above under “Board of Directors.”

DENISE M. PENZ, age 42, was appointed as the Executive Vice President and Chief Operating Officer of the Company and the Bank effective February 20, 2010.  Her biographical information appears above under “Board of Directors.”

JANE MARSH, age 49, was appointed as the Secretary, Treasurer and Chief Financial Officer of the Company and the Bank effective February 20, 2010.  From December 2009 until February 20, 2010, Ms. Marsh served as a consultant for Excel Financial and Excel Bancorp and assisted them in evaluating opportunities to directly or indirectly acquire a financial institution. From August 2005 until December 2009, Ms. Marsh served as the Controller of Health Care Management Services, Inc., a private company that operates residential treatment and outpatient healthcare facilities. From 2003 until June 2005, Ms. Marsh served as the Chief Financial Officer of Belmont Bancorp and Belmont National Bank. Ms. Marsh is a certified public accountant and has over 26 years of experience in accounting and bank services, including extensive experience in corporate strategic direction, finance and accounting.

Former Executive Officers

Prior to the closing of the Stock Purchase Agreement on February 19, 2010, the Company’s executive officers were D. Michael Kramer, President and Chief Executive Officer, Vanessa M. Richards, Senior Vice President and Chief Financial Officer, and Gregory A. Spradlin, Senior Vice President – Chief Credit Officer.  Effective February 19, 2010, Mr. Kramer, Ms. Richards and Mr. Spradlin resigned from their positions as executive officers of the Company and the Bank.  The resignations were a condition to Excel Bancorp’s acquisition of control of the Company, and were not due to any disagreement with either the Company or the Bank.

COMPENSATION OF EXECUTIVE OFFICERS

2010 Summary Compensation Table

The following table summarizes the total compensation for 2010 and 2009 for the Company’s current principal executive officer, former principal executive officer and two other most highly compensation executive officers in 2010 (the “named executive officers”):

	Year	Salary	Bonus	Option awards	All other compensation	Total
Name and principal position		($)	($)(1)	($)(2)	($)(3)	($)
Rick L. Hull, President & Chief Executive Officer	2010	189,309	50,000	390,000	12,029	$641,339
	2009	—	—	—	—	—

Denise Penz, Executive Vice President, Chief Operating Officer and Wealth Manager	2010	168,981	50,000	390,000	3,859	612,840
	2009	—	—	—	—	—

Jane Marsh, Senior Vice President & Chief Financial Officer	2010	122,332	5,000	39,000	1,475	167,808
	2009	—	—	—	—	—

D. Michael Kramer, former President & Chief Executive Officer	2010	54,912	—	—	8,668	63,580
	2009	192,308	—	—	9,324	201,632

(1)
The cash bonuses paid and the stock option awards granted to Mr. Hull, Ms. Penz, and Ms. Marsh were made in consideration and recognition of their roles and efforts in advising Excel Financial and Excel Bancorp regarding their investment opportunities for banks and bank holding companies, which culminated in the Company’s sale of 17.5 million common shares to Excel Bancorp and other local investors in February 2010, resulting in aggregate proceeds to the Company of $17.5 million.  In addition, the awards were granted to further align the interests of the executives with the interests of the Company’s shareholders, to motivate the executives to improve the Company’s performance, and for retention purposes.

(2)
On July 9, 2010, the Compensation Committee granted incentive stock option awards to Mr. Hull, Ms. Penz and Ms. Marsh covering 500,000, 500,000 and 50,000 common shares, respectively, pursuant to the 2010 Incentive Plan.  The stock options vest in five equal annual installments beginning July 9, 2011, subject to the executive officer’s continued employment with the Company on the applicable vesting date, and expire on July 8, 2020.

The amounts shown in the table reflect the aggregate grant date fair value of the stock option awards computed in accordance with FASB ASC Topic 718.  The fair market value of options granted to the executives were determined using the Black-Scholes option valuation model and the following weighted-average assumptions as of the grant date:  risk free interest rate equal to 1.83%; expected term of 6.5 years; expected price volatility of 0.298; and a dividend yield of 0%.

(3)	“All Other Compensation” consists of the following:

Mr. Hull.  For 2010, includes reimbursement for country club dues of $10,032, payment for group term life insurance premium cost of $1,075 and personal use of company vehicle of $922.

Ms. Penz.  For 2010, includes personal use of company vehicle of $1,618, Company matching contribution under its 401(k) plan of $1,555, reimbursement for country club membership of $436 and group term life insurance premium costs of $360.

Ms. Marsh.  For 2010, includes Company matching contribution under its 401(k) plan of $1,115 and group term life insurance premium costs of $360.

Mr. Kramer.  For 2010, includes Company matching contribution under its 401(k) plan of $838, reimbursement for country club membership of $1,380 and reimbursement for automobile expenses of $6,450.  For 2009, includes a Company matching contribution under its 401(k) plan of $1,923 and reimbursement of dues for country club memberships of $7,401.

2010 Incentive Plan

The Company’s shareholders adopted the 2010 Incentive Plan at the Company’s 2010 annual meeting of shareholders held on May 18, 2010.  The 2010 Incentive Plan replaced the Company’s Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan, as amended, which expired as to new awards on September 14, 2009.  The purpose of the 2010 Incentive Plan is to promote the Company’s long-term financial success and increase shareholder value by motivating performance through incentive compensation and aligning the interests of our executives, directors and employees with the interests of our shareholders.  The 2010 Incentive Plan is intended to encourage participants to acquire ownership interests in the Company, attract and retain talented employees, directors and consultants and enable participants to participate in the Company’s long-term growth and financial success.  The 2010 Incentive Plan serves these purposes by making equity-based and cash-based awards available for grant to eligible employees, non-employee directors and consultants in the form of:  (1) non-qualified stock options; (2) incentive stock options; (3) stock appreciation rights; (4) restricted common shares; (5) other stock-based awards; and (6) cash-based awards.  The 2010 Incentive Plan is administered by the Compensation Committee.  Subject to adjustment as set forth in the 2010 Incentive Plan, the aggregate number of common shares with respect to which awards may be granted under the plan is 2,000,000.

During 2010, the Compensation Committee granted incentive stock options to Mr. Hull, Ms. Penz and Ms. Marsh and nonqualified stock options to Mr. Roat under the 2010 Incentive Plan.  For more information concerning these awards, see the “Option Awards” columns and related footnote disclosure in the 2010 Director Compensation Table and the 2010 Summary Compensation Table above, and the Outstanding Equity Awards at 2010 Fiscal Year-End table below.

Benefits and Perquisites

The Company provides certain limited benefits and perquisites to the named executive officers that it believes will enable these individuals to more efficiently and effectively perform their responsibilities.  In 2010, the Company reimbursed Mr. Hull and Ms. Penz for their country club memberships and provided them with company-owned vehicles.  In 2009 and 2010, the Company reimbursed the dues paid by Mr. Kramer for two country club memberships used by him for relationship-building with clients and prospective clients.  For more information concerning the benefits and perquisites received by the named executive officers during 2010 and 2009, see the “All Other Compensation” column and related footnote disclosure in the 2010 Summary Compensation Table above.

The named executive officers are eligible to participate in the following Company benefit programs on the same terms as our other employees:  (1) the Premier Bank & Trust 401(k) Retirement Plan (which includes a Company match); (2) short-term and long-term disability insurance; (3) life insurance; (4) medical insurance; and (5) vacation time.

The Company’s 401(k) plan is available to all of our employees and provides for a 1% Company match on the first 4% of cash contributed to the plan by employees.  The Company matching contributions are fully vested when made.  Participants are entitled to receive distributions of their accounts held under the 401(k) plan upon termination of their employment.  The 401(k) plan provides investment alternatives in large-, mid-, and small-capitalization stock funds, international stock funds and fixed income funds.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information concerning outstanding equity awards held by the named executive officers as of December 31, 2010.

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date

Rick L. Hull	—	500,000	2.30	07/08/20

Denise M. Penz	—	500,000	2.30	07/08/20

Jane Marsh	—	50,000	2.30	07/08/20

D. Michael Kramer	—	—	—	—

(1)
Each of the option awards shown in the table was granted on July 9, 2010 and vests in 20% increments on each of the first five anniversaries of the date of grant, subject to the named executive officer’s continued employment on the applicable vesting date.

As a condition to the consummation of Excel Bancorp’s acquisition of control of the Company, all outstanding options held by the Company’s former executive officers (including Mr. Kramer) were cancelled and extinguished without consideration effective February 19, 2010 pursuant to stock option and warrant cancellation and surrender agreements between the Company and each of its former executive officers.

Potential Payments upon Termination of Employment or Change in Control

The Company is not party to any employment agreements or change in control agreements with its current executive officers.  Other than the potential accelerated vesting of stock options granted to the executive officers under the 2010 Incentive Plan in connection with a change in control of the Company, we do not currently have any employment or severance agreements or other plans or arrangements that provide payments or enhanced benefits to our executive officers in connection with a termination of employment or change in control.

Employment Agreement and Change in Control Agreements with Former Executive Officers

Prior to the closing of the Stock Purchase Agreement on February 19, 2010, the Company and the Bank were parties to an employment agreement with Mr. Kramer and change in control agreements with Mr. Spradlin and Ms. Richards.  Effective February 19, 2010, the Company entered into termination agreements with each of Mr. Kramer, Mr. Spradlin and Ms. Richards pursuant to which Mr. Kramer’s employment agreement and Mr. Spradlin’s and Ms. Richards’ change in control agreements were terminated.  The termination agreements were a condition to Excel Bancorp’s acquisition of control of the Company, and neither Mr. Kramer, Mr. Spradlin nor Ms. Richards received any payments from the Company in connection with such agreements.  Mr. Kramer, Mr. Spradlin and Ms. Richards resigned from their respective positions as executive officers of the Company and the Bank effective February 19, 2010.

2010 Incentive Plan

Under the terms of the 2010 Incentive Plan and the related award agreements governing outstanding stock option awards granted under the plan:  (1) if a participant’s employment is terminated other than for cause, the unvested portion of the participant’s outstanding stock option will be canceled and forfeited on the termination date and the vested portion of the option may be exercised at any time before the expiration date of the option; (2) if a participant’s employment is terminated due to death or disability, the unvested portion of the participant’s outstanding stock option will be canceled and forfeited on the termination date and the vested portion of the option may be exercised at any time before the earlier of the expiration date of the option or the first anniversary of the termination date; (3) if a participant’s employment is terminated for cause, the participant’s outstanding stock option (whether or not then exercisable) will be canceled and forfeited on the termination date; and (4) in the event of a change in control of the Company, the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding award, including, without limitation, (i) accelerating the vesting, settlement and/or exercisability of the award, (ii) paying a cash amount in exchange for the cancellation of the award or (iii) issuing a substitute award that substantially preserves the value, rights and benefits of the award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management and Directors

The following table sets forth, as of April 18, 2011, information regarding the beneficial ownership of the Company’s common shares by each current director, each director nominee, each named executive officer and all directors and executive officers as a group.  Except as otherwise noted, each person has sole voting and investment power as to the common shares shown.

	Common Shares		Percent
Name	Beneficially Owned		of Class
Louis Altman	0		—
Robert F. Belden	512,000	(1)	2.60%
Bruce A. Cassidy, Sr.	0		—
Heather L. Davis	800		*
J. Edward Diamond	505,000	(2)	2.54%
Rick L. Hull	0		—
Denise M. Penz	0		—
Wilbur R. Roat	25,000		*
Michael S. Steiner	4,000	(2)	*
Frank P. Wenthur	0		—
David B. Wurster	0		—
All directors and executive officers as a group (12 persons)	1,046,800		5.28%

*	Represents ownership of less than 1% of the outstanding common shares.

(1)
Includes 72,000 common shares owned by The Belden Brick Company, LLC (of which Mr. Belden is the President and Chief Executive Officer) that Mr. Belden shares voting and investment power with the Belden Holding & Acquisition, Inc., 40,000 common shares held by Militia Hill, Ltd. (of which Mr. Belden is the Manager) and 240,000 common shares held by Belden Holding and Acquisition, Inc. (of which Mr. Belden is the President and Chief Executive Officer) and with whom he shares voting and investment powers.

(2)	Includes 5,000 common shares owned by Mr. Diamond’s spouse as to which he disclaims beneficial ownership.

(3)	These common shares are held in the Michael S. Steiner Revocable Trust, of which Mr. Steiner is Trustee.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of April 18, 2011, information regarding the beneficial ownership of each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common shares.

Name and Address	Common Shares Beneficially Owned	Percent of Class
Excel Bancorp, LLC (1) 200 Stanton Blvd, Suite 240 Steubenville, Ohio 43952	15,000,000	76.1%

(1)
Based on information set forth in a Schedule 13D, dated March 1, 2010, filed on behalf of Excel Bancorp.  Excel Bancorp has sole voting power and sole investment power with respect to all of such common shares.  Three of the Company’s directors – Messrs. Cassidy, Altman and Wenthur – serve on the board of managers of Excel Bancorp.  Four of the Company’s directors – Messrs. Cassidy, Altman, Wenthur and Wurster – own, directly or indirectly, outstanding membership interests in Excel Bancorp.  For more information regarding these relationships, see “Information Regarding the Board of Directors, Its Committees and Corporate Governance—Director Independence” above and “Certain Relationships and Related Transactions” below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2009 and 2010, certain directors and executive officers and their associates were customers of, or had transactions with, the Bank.  All outstanding loans that were part of such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and did not involve more than a normal risk of loss or present other unfavorable features.  The Company expects that similar transactions will occur in the future.

Loans to individual directors and officers also must comply with the Bank’s lending policies, regulatory restrictions and statutory lending limits.  Directors and officers with personal interests in any loan application are excluded from the consideration of that loan application.  As of December 31, 2010, the aggregate balance of all such loans was approximately $5.7 million, or 5.5% of the total net loans then outstanding.  As of December 31, 2009, the aggregate balance of all such loans was approximately $3.7 million, or 3.0% of the total net loans then outstanding.

During 2009 and 2010, the law firm of Critchfield, Critchfield & Johnston, Ltd., and an affiliated company, Heartland Title Agency, provided legal and other services to the Company and the Bank.  Daniel Plumly, who served as the Chairman of the Board of Directors and the Secretary of the Company and the Bank until his resignation in February 2010, also serves as the Managing Member of the law firm of Critchfield, Critchfield & Johnston, Ltd.  During 2009 and 2010, the Company and the Bank paid an aggregate of $67,160 and $78,051, respectively, to the law firm of Critchfield, Critchfield & Johnston, Ltd., and $1,792 and $773, respectively, to Heartland Title Agency.  The Board believes that the cost of services provided to the Company and the Bank by such entities were comparable to that available from non-affiliated entities.

On February 19, 2010, the Company sold 15.0 million of its common shares to Excel Bancorp pursuant to the Stock Purchase Agreement at a price of $1.00 per share.  See “About the Annual Meeting—Recent Change in Control of the Company” above for additional information regarding the Stock Purchase Agreement and the related transactions.  Three of the Company’s directors – Messrs. Altman, Cassidy and Wenthur – are members of the board of managers of Excel Bancorp.  Four of the Company’s directors – Messrs. Cassidy (indirectly through an entity of which is the sole member), Wenthur, Wurster and Altman – own outstanding membership interests in Excel Bancorp.  As a result of their ownership of Excel Bancorp, Mr. Cassidy, Mr. Wenthur, Mr. Wurster and Mr. Altman may be deemed to have, for purposes of Item 404(a) of Regulation S-K, indirect interests with a value of $4.8 million, $1.5 million, $1.0 million and $1.0 million, respectively, in Excel Bancorp’s purchase of 15.0 million of the Company’s common shares pursuant to the Stock Purchase Agreement.

Excel Financial incurred costs to pursue an acquisition of a financial institution that culminated in the execution of the Stock Purchase Agreement with the Company. United Realty Properties, LLC (“URP”), an entity in which Mr. Altman has an indirect interest, advanced funds to Excel Financial to partially fund these costs.  Excel Financial issued promissory notes (the “Notes”) to its organizer and URP in exchange for the advanced funds.  Excel Financial assigned the Notes to Excel Bancorp in connection with the assignment of the Stock Purchase Agreement. At the closing of the Stock Purchase Agreement, Excel Bancorp assigned the Notes to the Company pursuant to an Assignment and Assumption Agreement that was executed by the Company in exchange for Excel Bancorp’s agreement to waive the Company’s compliance with a closing condition of the Stock Purchase Agreement.  The Notes were paid in full following the closing of the Stock Purchase Agreement.  Principal and interest payments on the Notes totaled $425,041 to Excel Financial and $101,874 to URP.

During 2010, the Company executed a lease agreement as lessee with Whipple-Dressler, LLC, a limited liability company in which Mr. Altman has an ownership interest and for whom he is a managing member.  The lease is for approximately 7,000 square feet of office space and three drive-thru lanes for the Bank’s Belden branch located at 6141 Whipple Avenue NW, Canton, Ohio.  The landlord completed a remodel of the existing building to meet the specifications of the Bank at a cost of $482,077, for which the Bank reimbursed Whipple-Dressler, LLC the amount of $300,000.  The lease commenced on October 1, 2010, with an original term of twenty years.  Fixed monthly rents for the first six months are $3,792 per month; for the second six months, the monthly rents are $7,566.  Annual rents for years two through five are $90,792.  The Bank obtained an independent real estate market rent study regarding the lease payments to Whipple-Dressler, LLC.  This study concluded that the rents to be paid by the Bank to Whipple-Dressler, LLC during the term of the lease are equal to or below currently available market rates for equivalent terms at comparable properties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s common shares to file reports of ownership and changes in ownership of the common shares with the SEC.  Based solely on a review of the reports filed on behalf of these persons and written representations from our executive officers and directors that no additional reports were required to be filed, the Company believes that, during 2010, its executive officers, directors and greater than 10% beneficial owners complied with such filing requirements, except that Ms. Davis filed one late Form 4 reporting two open market purchases of the Company’s common shares covering an aggregate of 800 common shares.

AUDIT AND COMPLIANCE COMMITTEE MATTERS

Audit and Compliance Committee Report

The Audit and Compliance Committee has reviewed and discussed with the Company’s management the audited financial statements of the Company for the fiscal year ended December 31, 2010.  The Audit and Compliance Committee has also discussed with Crowe Horwath all matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.  The Audit and Compliance Committee has also received the written disclosures and the letter from Crowe Horwath required by applicable requirements of the PCAOB regarding Crowe Horwath’s communications with the committee concerning independence, and has discussed with Crowe Horwath its independence.

Based on the review and discussions noted above, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

Submitted by the Audit and Compliance Committee

Frank P. Wenthur (Chair)
David B. Wurster
Robert F. Belden
Heather L. Davis

Independent Registered Public Accounting Firm Services and Fees

The Audit and Compliance Committee has the sole authority to select, compensate, oversee, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm.  Additionally, the Audit and Compliance Committee is required to review and approve in advance any audit and non-audit services to be provided by the Company’s independent registered public accounting firm.  The Audit and Compliance Committee has the sole authority to make these approvals, although such approval has been delegated to the Chairman of the Audit and Compliance Committee.  Any actions taken by the Chairman are subsequently presented to the Audit and Compliance Committee for review and ratification.  The Audit and Compliance Committee pre-approved all services provided by the Company’s independent registered public accounting firm in 2010.

Crowe Horwath LLP has acted as the principal independent accountant of the Company since October 2000.  The Audit and Compliance Committee has appointed Crowe Horwath to continue as the Company’s independent external auditors for fiscal year 2011.  Representatives of Crowe Horwath will be at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.  During 2009 and 2010, the Company paid fees in the aggregate of $167,050 and $133,794, respectively, to Crowe Horwath for various accounting services.  Those fees and services are detailed in the following table.

	2009	2010
Audit fees	$155,850	$112,100
Audit-related fees	-	-
Tax fees	11,200	13,919
All other fees	-	7,775
Total	$167,050	$133,794

Audit Fees.  Audit Fees for 2009 and 2010 consisted of fees for professional services rendered by Crowe Horwath for the audit of the Company’s annual financial statements, the review of financial statements included in the Company’s Forms 10-Q and services performed in connection with the recapitalization of the Company resulting from the February 19, 2010 closing of the Stock Purchase Agreement and related transactions.

Tax Fees.  The Company engaged Crowe Horwath to assist management with the preparation of the Company’s 2009 and 2010 federal income tax returns and State of Ohio franchise tax returns. Crowe Horwath did not perform tax planning services on a contingency fee basis.

All Other Fees.  All other fees for 2010 consisted of costs associated with providing Crowe Horwath’s consent to include their audit report in a registration statement to register common shares for issuance under the Ohio Legacy Corp 2010 Cash and Equity Incentive Plan and for other services conducted in connection with the closing of the Stock Purchase Agreement.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

Pursuant to the Company’s Code of Regulations, for business to be properly brought before a meeting of shareholders by a shareholder, the shareholder must give timely notice of such business in writing to the Secretary of the Company.  To be considered timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.  A shareholder’s notice to the Secretary must set forth:  (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (2) the name and record address of such shareholder; (3) the class and number of shares of the Company beneficially owned by such shareholder; and (4) any material interest of such shareholder in such business.

The Company’s 2012 Annual Meeting of Shareholders is tentatively scheduled to be held on May 15, 2012. Any shareholder who intends to present a proposal at that meeting, and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver the proposal to the Company not later than December 19, 2011.  Shareholder proposals may be included in next year’s proxy statement and form of proxy if they comply with our Code of Regulations and applicable SEC rules.  Any shareholder who intends to present a proposal at the 2012 Annual Meeting of Shareholders other than for inclusion in the Company’s proxy statement and form of proxy must deliver the proposal to the Company no later than March 16, 2012 (60 days prior to the date of the meeting), and no earlier than February 15, 2012 (90 days prior to the date of the meeting), to be considered a timely submission.  The Company reserves the right to exercise discretionary voting authority with respect to any untimely shareholder proposals.

Pursuant to the advance notice provision in the Company’s Code of Regulations relating to the nomination of persons for election as directors, shareholders who wish to nominate one or more persons for election as a director at our 2012 Annual Meeting of Shareholders may do so only if they comply with the nomination procedures set forth in our Code of Regulations.  The advance notice provision requires that shareholder nominations be delivered to or mailed and received at the principal executive offices of the Company no later than March 16, 2012 (60 days prior to the meeting), and no earlier than February 15, 2012 (90 days prior to the meeting).  See “Information Regarding the Board, its Committees and Corporate Governance—Director Qualifications and Nominations” above for information regarding our director nomination process.

All written submissions of candidates for nomination to the Board of Directors and all shareholder proposals to be included in the Company’s proxy materials for, or otherwise presented at, the 2012 Annual Meeting of Shareholders should be made to the Secretary of the Company as follows:

Ohio Legacy Corp
600 South Main Street
North Canton, Ohio 44720
Attention:  Secretary

The Secretary will document the receipt of all shareholder notices and forward such notices to the Chairperson of the Corporate Governance and Nominating Committee for review and consideration by the entire committee.

OTHER MATTERS

The Board of Directors is unaware of any matters other than those outlined in this Proxy Statement that may be presented at the Annual Meeting for action on the part of the shareholders.  In case any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment, to the extent permitted by applicable law.

By Order of the Board of Directors

/s/ Jane Marsh

Jane Marsh
Secretary

April 18, 2011

OHIO LEGACY CORP

OHIO LEGACY CORP
Annual Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please complete, date, sign and mail the detached proxy card in the enclosed postage-prepaid envelope.

COMPLETE BOTH SIDES OF PROXY CARD, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

IST Shareholder Services
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement are available at

If you plan to personally attend the Annual Meeting of Shareholders please check the box below and list the names of attendees on the reverse side.

To change the address on your account, please check the box below and indicate your new address on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐ I/We do plan to attend. ☐ Change of address.

DETACH PROXY CARD HERE

(continued on reverse side)

[redacted]

TO VOTE BY MAIL

To vote by mail, complete both sides of the proxy card, sign and date on the reverse side, detach and return the card in the envelope provided.

OHIO LEGACY CORP

NAMES OF PERSONS PLANNING TO ATTEND THE 2011 MEETING AND/OR NEW ADDRESS

____

____

____

____

OHIO LEGACY CORP
PROXY

The undersigned hereby appoints Jane Marsh and Paul Mederski, and each of them, as Proxy holders, with full power of substitution, to appear and vote as designated below all the shares of Common Stock of Ohio Legacy Corp, which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Brookside Country Club, located at 1800 Canton Ave., NW, Canton, OH 44708, on Tuesday, May 17, 2011 at 11:00 a.m. local time, and at any adjournment or postponement thereof, hereby revoking any and all proxies heretofore given.

THE OHIO LEGACY CORP BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSAL:

	FOR	AGAINST	ABSTAIN
01 Louis Altman	☐	☐	☐
02 Bruce A. Cassidy, Sr.	☐	☐	☐
03 Frank P. Wenthur	☐	☐	☐

OHIO LEGACY CORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS ON THS CARD. IF A SIGNED PROXY CARD IS RETURNED WITH NO DIRECTIONS GIVEN, SAID SHARES OF COMMON STOCK WILL BE VOTED "FOR" PROPOSAL ONE. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES.

______________________ ______________________

SIGNATURE DATE SIGNATURE DATE

NOTE: The signature(s) on this Proxy should correspond with the name(s) in which your shares are registered. When shares are registered jointly in the names of two or more persons, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the Chairman of its Board of Directors, its President, Vice President, Secretary or Treasurer.

DETACH PROXY CARD HERE